Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this "Agreement"), dated as of January 3, 2025 (the “Effective Date”), is by and between Quad City Bank and Trust Company, an Iowa banking corporation, (the “Bank”) and John Anderson, an independent contractor (“Consultant”) (Consultant and Bank may be referred to collectively as the “Parties”).

WHEREAS, Consultant previously served as Chief Executive Officer for the Bank until his retirement effective January 3, 2025; and

WHEREAS, Consultant has agreed to provide certain consulting services to the Bank to aid in the transition required by his retirement.

NOW, THEREFORE, the parties hereby agree as follows:

1.             SERVICES.

1.1       The Bank hereby engages Consultant, and Consultant hereby accept such engagement, as an independent contractor to provide certain consulting services to the Bank on the terms and conditions set forth in this Agreement.

1.2       The services to be provided by Consultant under this Agreement shall include advice and consultation on business development, employee coaching and mentoring, and other similar matters as necessary to aid in the transition required by Consultant’s retirement from the Bank and as may be requested from time to time by the Bank’s President and Chief Executive Officer (the “Services”). It is anticipated that such Services shall not exceed 20 hours per month.

1.3       Consultant shall perform the services under the general direction of the Bank’s President and Chief Executive Officer but shall have the general ability to determine the time, place, and manner in which the Services are performed. The Bank shall not control or direct the manner or means by which Consultant performs the Services.

1.4       The Bank shall provide Consultant with access to its premises, materials, information, and systems to the extent necessary for the performance of the Services. Consultant shall furnish, at Consultant’s own expense, the materials, equipment and other resources necessary to perform the Services; provided, however, that the Bank will provide one standard issue Bank laptop and related equipment to facilitate Consultant’s access to the Bank’s systems, which Consultant shall return to the Bank upon the termination or expiration of the Agreement.

1.5       Consultant shall comply with all third-party access rules and procedures communicated to Consultant in writing by the Bank, including those related to safety, security, and confidentiality.

2.             TERM. The term of this Agreement shall commence on January 3, 2025, and shall continue until December 31, 2025, unless terminated earlier in accordance with Section 9 (the “Term”). Any extension of the Term will be subject to mutual written agreement of the Parties.

3.             FEES AND EXPENSES.

3.1       In consideration for the Services to be performed by Consultant under this Agreement, the Bank will pay Consultant a monthly consulting retainer of Two Thousand Dollars and No Cents ($2,000.00). Such payments shall be made on the first Friday of the month beginning February 7, 2025, with the last payment on January 2, 2026, unless the Agreement is terminated earlier in accordance with Section 9.

3.2       Consultant acknowledges that Consultant will receive an IRS Form 1099-NEC from the Bank, and that Consultant shall be solely responsible for all federal, state, and local taxes.

3.3       The Bank shall reimburse Consultant for actual, documented and reasonable travel expenses incurred by Consultant in connection with the performance of the Services that have been approved in advance in writing by Bank.

4.             RELATIONSHIP OF THE PARTIES. Consultant is an independent contractor of the Bank, and this Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between Consultant and the Bank for any purpose. Consultant has no authority and shall not hold himself out as having authority to bind the Bank, and Consultant shall not make any agreements or representations on the Bank's behalf without the Bank's prior written consent.

5.             INTELLECTUAL PROPERTY RIGHTS.

5.1       All documents, work product, and other materials that are delivered under this Agreement (collectively, the “Deliverables”), and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services (collectively, and including the Deliverables, “Work Product”), and all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively “Intellectual Property Rights”) therein, shall be owned exclusively by the Bank. Consultant acknowledges and agrees that any and all Work Product that may qualify as “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101) is hereby deemed “work made for hire” for the Bank and all copyrights therein shall automatically and immediately vest in the Bank. To the extent that any Work Product does not constitute “work made for hire,” Consultant hereby irrevocably assigns to the Bank and its successors and assigns, for no additional consideration, Consultant’s entire right, title, and interest in and to such Work Product and all Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof.

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5.2       To the extent any copyrights are assigned under this Section 5, Consultant hereby irrevocably waives in favor of the Bank, to the extent permitted by applicable law, any and all claims Consultant may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” in relation to all Work Product to which the assigned copyrights apply.

5.3       As between Consultant and the Bank, the Bank is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to Consultant by the Bank (“Bank Materials”), and all Intellectual Property Rights therein. Consultant has no right or license to reproduce or use any Bank Materials except solely during the Term to the extent necessary to perform Consultant’s obligations under this Agreement. All other rights in and to the Bank Materials are expressly reserved by the Bank. Consultant has no right or license to use the Bank's trademarks, service marks, trade names, logos, symbols, or brand names.

6.             CONFIDENTIALITY.

6.1       Consultant acknowledges that Consultant will have access to information that is treated as confidential and proprietary by the Bank including without limitation information pertaining to the Bank’s business operations and strategies, customers, suppliers, technology, finances, sourcing, personnel, or operations of the Bank, its affiliates, or their suppliers or customers, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that Consultant accesses or develops in connection with the Services, including but not limited to any Work Product, shall be subject to the terms and conditions of this clause. Consultant agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Bank in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. Consultant shall notify the Bank immediately in the event Consultant becomes aware of any loss or disclosure of any Confidential Information.

6.2       Confidential Information shall not include information that:

(a)	is or becomes generally available to the public other than through Consultant’s breach of this Agreement; or

(b)	is communicated to Consultant by a third party that had no confidentiality obligations with respect to such information.

6.3       Nothing herein shall:

(a)	be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order; or

(b)	prohibit or restrict Consultant (or Consultant’s attorney) from initiating communications directly with, responding to an inquiry from, providing testimony before, or otherwise participating in any investigation or proceeding conducted by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding possible securities law violations.

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7.             REPRESENTATIONS AND WARRANTIES. Consultant represents and warrants to the Bank that:

7.1       He shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and shall devote adequate resources to meet his obligations under this Agreement;

7.2       He is in compliance with, and shall perform the Services in compliance with, all applicable federal, state, and local laws and regulations, including by maintaining all licenses, permits, and registrations required to perform the Services;

7.3       The Bank will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind; and

7.4       The Services will be in conformity in all material respects with all requirements or specifications stated in this Agreement.

8.             INDEMNIFICATION.

8.1       Consultant shall defend, indemnify, and hold harmless the Bank and its affiliates and their officers, directors, employees, agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys' fees) arising out of or resulting from:

(a)	bodily injury, death of any person, or damage to real or tangible personal property resulting from Consultant’s acts or omissions; or

(b)	Consultant’s breach of any representation, warranty, or obligation under this Agreement.

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8.2       The Bank may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to Consultant.

9.             TERMINATION.

9.1       Consultant or the Bank may terminate this Agreement, effective immediately upon written notice to the other party to this Agreement, if the other party breaches this Agreement and such breach is incapable of cure, or with respect to a breach capable of cure, the other party does not cure such breach within 10 calendar days after receipt of written notice of such breach.

9.2       Upon expiration or termination of this Agreement for any reason, or at any other time upon the Bank's written request, Consultant shall promptly:

(a)	deliver to the Bank all Deliverables (whether complete or incomplete) and all materials, equipment, and other property provided for Consultant’s use by the Bank;

(b)	deliver to the Bank all tangible documents and other media, including any copies, containing, reflecting, incorporating, or based on the Confidential Information;

(c)	permanently erase all of the Confidential Information from Consultant’s computer systems; and

(d)	certify in writing to the Bank that Consultant has complied with the requirements of this clause.

9.3       The terms and conditions of this Section 9 and Sections 5, 6, 7, and 8 shall survive the expiration or termination of this Agreement.

10.           OTHER BUSINESS ACTIVITIES. Consultant agrees that he is not, and during the Term of this Agreement shall not be, engaged or employed in any business, trade, profession, or other activity that would create a conflict of interest with the Bank. If any such actual or potential conflict arises during the Term of this Agreement, Consultant shall immediately notify the Bank in writing. If the Bank determines, in its sole discretion, that the conflict is material, the Bank may terminate the Agreement immediately upon written notice.

11.           ASSIGNMENT. Consultant shall not assign any rights or delegate or subcontract any obligations under this Agreement. Any assignment in violation of the foregoing shall be deemed null and void. The Bank may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors and assigns.

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12.           REMEDIES. In the event Consultant breaches or threatens to breach Section 6 of this Agreement, Consultant hereby acknowledges and agrees that money damages would not afford an adequate remedy and that the Bank shall be entitled to seek a temporary or permanent injunction or other equitable relief restraining such breach or threatened breach from any court of competent jurisdiction without the necessity of showing any actual damages and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

13.           GOVERNING LAW, JURISDICTION, AND VENUE. This Agreement and all related documents and all matters arising out of or relating to this Agreement and the Services provided hereunder, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the State of Iowa, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the State of Iowa, County of Linn. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

14.           MISCELLANEOUS.

14.1       Consultant shall not export, directly or indirectly, any technical data acquired from the Bank, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

14.2       All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and addressed to the Parties at the following addresses:

If to Bank:                      Laura Ekizian, President and CEO

5405 Utica Ridge Road

Davenport, Iowa 52807

lekizian@qcbt.com

If to Consultant:           John H. Anderson

To the last address on file with the Bank’s Human Resources Department

14.3       This Agreement, and related exhibits and schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

14.4       This Agreement may be amended, modified, or supplemented only by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

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14.5       If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

14.6       This Agreement may be executed in multiple counterparts and by signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

QUAD CITY BANK AND TRUST COMPANY

By:          /s/ Laura Ekizian__________________

Laura Ekizian

President and Chief Executive Officer

CONSULTANT

By:          /s/ John H. Anderson_______________

John H. Anderson

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